Exhibit 99

NEWS RELEASE	Investor Contact: Wendy Hargus
(972) 946-5030
Investor_Relations@voughtaircraft.com
Media Contact: Lynne Warne
(615) 974-6003
warnely@voughtaircraft.com
Vought Reports Third Quarter 2008 Financial Results
Highlights of Third Quarter 2008 Compared to Third Quarter 2007:
•	Revenue increased 13 percent to $477.3 million

•	Operating income increased by $16.0 million

•	Net Income increased by $17.7 million
Summary of Financial Results
     $ in millions

	Three Months Ended			Nine Months Ended
	September 28,	September 30,		September 28,	September 30,
	2008	2007	$ Change	2008	2007	$ Change
Revenue	$477.3	$422.3	$55.0	$1,383.4	$1,230.6	$152.8
Operating income	$30.3	$14.3	$16.0	$123.0	$90.6	$32.4
Net income (loss)	$15.6	$(2.1)	$17.7	$123.6	$43.2	$80.4
Adjusted EBITDA[1]	$54.9	$49.9	$5.0	$205.2	$207.5	$(2.3)
Net cash used in operating activities	$(109.3)	$(18.1)	$(91.2)	$(147.0)	$(16.4)	$(130.6)
Free Cash Flow[1]	$(118.2)	$(27.0)	$(91.2)	$(188.7)	$(56.3)	$(132.4)

[1]	Non-GAAP financial measure. A complete definition and reconciliation of non-GAAP financial measures, identified by the number [1], is provided later in the release.
     DALLAS, NOV. 10, 2008 — Vought Aircraft Industries, Inc. today reported financial results for its third quarter 2008 reflecting continued revenue and operating income growth. These improvements reflect operational changes Vought has made that have helped the company continue to perform well in a challenging environment. During the quarter, Vought continued to see strong top-line growth from new programs and is currently implementing additional operational changes to address the impact of the IAM (International Association of Machinists and Aerospace Workers) labor strikes at its Nashville site and at the recently resolved strike at Boeing.

     “Our employees have worked hard to build a culture that can drive continuous improvements in operating performance. This quarter’s results indicate that these efforts are succeeding, even in this challenging business environment,” said Vought President and Chief Executive Officer Elmer Doty. “We will see some impact to our fourth quarter results, due to the labor strikes, but the impacts are manageable.”
Third Quarter Results
     Revenue for the three months ended Sept. 28, 2008 was $477.3 million, an increase of $55.0 million or 13 percent, compared with revenue of $422.3 million for the same period last year. Growth was driven by increases across all categories — commercial, military and business jets.
•	Commercial revenue increased by $43.6 million or 21 percent primarily due to increased non-recurring revenue for the 747-8 program.

•	Military revenue increased $2.6 million or 2 percent, primarily due to higher delivery rates on the H-60 program.

•	Business jet revenue increased $8.8 million or 12 percent largely due to increased deliveries on Gulfstream products.
     Funded backlog increased 15 percent to $3.9 billion at Sept. 28, 2008 principally due to increased orders on the 787 and H-60 programs, as well as the non-recurring start-up and development activities for the Boeing 747-8 and the Cessna Citation Columbus 850 programs. Vought’s calculation of backlog includes only funded orders, which causes backlog to be substantially lower than the estimated aggregate dollar value of contracts and may not be comparable to the backlogs of others in the industry.
     Operating income for the third quarter was $30.3 million, an increase of $16.0 million over last year. The improved operating income includes higher military program margins of $28.5 million resulting from the absence of losses on H-60 recorded during 2007 and a $14.3 million decrease in 787 period expenses. These improvements were partially offset by lower commercial program margins of $21.5 million resulting from the absence of favorable contract changes recorded in 2007.
     Net income for the three months ended Sept. 28, 2008 was $15.6 million, an improvement of $17.7 million over last year. A $1.6 million gain on asset sales combined with the increase in operating income mentioned above led to the increase in net income.

     Adjusted EBITDA1, as defined in the company’s senior secured credit agreement, was $54.9 million for the third quarter of 2008, compared with $49.9 million for the same period last year. The $5.0 million increase is principally due to the changes in commercial and military program margins discussed above.
     Vought had negative $118.2 million of Free Cash Flow1 for the third quarter of 2008 compared with negative $27.0 million in 2007. The decrease of $91.2 million is primarily due to planned ongoing working capital requirements for the 787 program, timing of customer receipts and higher pension funding requirements. Cash expenditures for the 787 program, excluding customer advances, were $67 million for the third quarter of 2008, including start-up costs, capital expenditures and working capital production costs.
     With respect to certain of its Commercial programs, Vought has implemented a number of operational changes to slow production levels in response to the recently resolved Boeing IAM strike including reducing overtime, redeploying employees, and eliminating the use of outside contractors. These changes will remain in place into the first quarter of 2009 based on the current anticipated delivery schedule to Boeing. Production levels will likely increase in the future when Boeing increases its production rates. Vought’s goal is to mitigate the impacts on it’s operating results as well as its employees while still continuing to support customer requirements.
     At its North Charleston facility in response to the Boeing IAM strike and Boeing 787 delays, Vought has implemented a temporary shutdown of the bond fabrication operation and expects to extend the temporary shutdown to the production assembly areas. The length of the temporary shutdown will be determined by the length of additional delays in the 787 production schedule from Boeing.
     At its Nashville facility, Vought has implemented its contingency plan in response to the continued IAM strike. This facility has remained open and has met the majority of its customers’ delivery commitments even while new personnel are being trained.

Nine Months Ended Results
     Revenue for the nine months ended Sept. 28, 2008 was $1,383.4 million, an increase of $152.8 million or 12 percent, compared with the same period last year.
•	Commercial revenue increased by $92.2 million or 15 percent. Revenues for Boeing programs increased by $72.8 million primarily due to increased non-recurring sales for development and start-up of the 747-8 program and initial deliveries for the 787 program. In addition, revenue for Airbus programs increased $19.4 million primarily due to higher deliveries.

•	Military revenue increased $41.7 million or 10 percent, primarily due to higher delivery rates on the H-60 and the V-22 programs, as well as price increases on the H-60 program.

•	Business jet revenue increased $18.9 million or 8 percent largely due to increased deliveries on Gulfstream products.
     Operating income for the nine months ended Sept. 28, 2008 was $123.0 million, an increase of $32.4 million or 36 percent over last year. This improvement includes lower 787 period expenses of $42.0 million during 2008, $22.6 million of purchase accounting reserves for the 747 program released during the first quarter 2008 to reflect the completion of the deliveries for the 747-400 model, and higher military program margins of $15.4 million resulting from the absence of H-60 losses recorded in 2007. These improvements were partially offset by lower commercial program margins of $43.5 million due to the absence of favorable contract changes recorded during 2007.
     Net income for the nine months ended Sept. 28, 2008 was $123.6 million, an increase of $80.4 over the same period last year. This improvement includes the $47.1 million gain recorded on the sale of Vought’s equity interest in Global Aeronautica to Boeing and the increase in operating income discussed above.
     Adjusted EBITDA1, as defined in the company’s senior secured credit agreement, was $205.2 million for the nine month period ended Sept. 28, 2008, compared with $207.5 million for the same period last year. The $2.3 million decrease is principally due to the changes in commercial and military program margins discussed above, partially offset by the company’s release of $22.6 million of purchase accounting reserves.

     Vought had negative $188.7 million of Free Cash Flow1 for the nine months ended Sept. 28, 2008 compared with negative $56.3 million in the same period during 2007. The increase in cash outflow of $132.4 million is primarily due to ongoing working capital requirements for the 787 program, timing of customer receipts and higher pension funding requirements. Cash expenditures, excluding customer advances, for the 787 program were $232.4 million for the nine months ended Sept. 28, 2008 including start-up costs, capital expenditures and working capital production costs.
Non-GAAP Financial Measure Disclosure
     EBITDA, Adjusted EBITDA and Free Cash Flow (indicated by the number 1) as presented in this press release are supplemental measures of performance and our ability to satisfy our debt covenants. None of these measures are required by, or presented in accordance with, Generally Accepted Accounting Principles (GAAP) in the United States. EBITDA, Adjusted EBITDA and Free Cash Flow are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as measures of our liquidity. The senior secured credit agreement signed in December 2004 contains maintenance ratios and other financial covenants that are based on the calculation of Adjusted EBITDA. We believe it is necessary to present Adjusted EBITDA to enable investors to assess the strength of our underlying business. Reconciliation between these non-GAAP financial measures and the most directly comparable GAAP financial measures is presented at the end of this press release.
Conference Call Details
     Vought Aircraft Industries, Inc. will host a conference call on Monday, Nov. 10 at 2 p.m. Eastern time (1 p.m. Central time) to discuss its third quarter results. To access the conference call, dial (888) 679-8033 (United States) or (617) 213-4846 (International) with passcode 26630026. Please call 10 minutes prior to the start time. A replay of the conference call will be available through Nov. 17, which can be accessed by dialing (888) 286-8010 (United States) or (617) 801-6888 (International) with passcode 21170954.
     Vought’s conference call will be supplemented by a series of slides appearing on the company’s Web site. Listeners are encouraged to view these materials in conjunction with the call. The presentation will be posted on the home page of the Web site on the morning of the call.

About Vought
     Vought Aircraft Industries, Inc. (www.voughtaircraft.com) is one of the world’s largest independent suppliers of aerostructures. Headquartered in Dallas, the company designs and manufactures major airframe structures such as wings, fuselage subassemblies, empennages, nacelles and other components for prime manufacturers of aircraft. Vought has annual revenue of approximately $1.6 billion and about 6,600 employees in nine U.S. locations.
Disclaimer on Forward Looking Statements
     This release contains forward-looking statements within the meaning of section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve known and unknown risks and uncertainties. Vought’s actual financial results could differ materially from those anticipated due to the company’s dependence on conditions in the airline industry, the level of new commercial aircraft orders, production rates for commercial and military aircraft, the level of defense spending, competitive pricing pressures, manufacturing inefficiencies, start-up costs and possible overruns on new contracts, technology and product development risks and uncertainties, availability of materials and components from suppliers and other factors beyond the company’s control. Additional risk factors are described in the company’s filings with the SEC.

Vought Aircraft Industries, Inc.
Consolidated Balance Sheets
(dollars in millions, except par value per share)

	September 28,
	2008 (unaudited)	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$124.6	$75.6
Trade and other receivables	163.0	81.4
Inventories	395.0	362.8
Other current assets	6.0	6.4

Total current assets	688.6	526.2

Property, plant and equipment, net	470.0	507.0
Goodwill	527.7	527.7
Identifiable intangible assets, net	29.5	40.1
Debt origination costs, net and other assets	15.3	11.5
Investment in joint venture	—	8.4

Total assets	$1,731.1	$1,620.9

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable, trade	$141.9	$178.7
Accrued and other liabilities	67.1	74.1
Accrued payroll and employee benefits	47.8	48.2
Accrued post-retirement benefits-current	44.6	47.2
Accrued pension-current	0.3	0.7
Current portion of long-term bank debt	5.9	4.0
Accrued contract liabilities	197.4	230.4

Total current liabilities	505.0	583.3

Long-term liabilities:
Accrued post-retirement benefits	435.7	482.0
Accrued pension	272.1	361.2
Long-term bank debt, net of current portion	596.3	409.0
Long-term bond debt	270.0	270.0
Other non-current liabilities	143.0	181.2

Total liabilities	2,222.1	2,286.7

Stockholders’ equity (deficit):
Common stock, par value $.01 per share; 50,000,000 shares authorized, 24,798,382 and 24,768,991 issued and outstanding at September 28, 2008 and December 31, 2007, respectively	0.3	0.3
Additional paid-in capital	419.7	417.4
Shares held in rabbi trust	(1.6)	(1.6)
Accumulated deficit	(471.4)	(595.0)
Accumulated other comprehensive loss	(438.0)	(486.9)

Total stockholders’ equity (deficit)	$(491.0)	$(665.8)

Total liabilities and stockholders’ equity (deficit)	$1,731.1	$1,620.9

Vought Aircraft Industries, Inc.
Consolidated Statements of Operations
(unaudited, in millions)

	For the Three Months Ended		For the Nine Months Ended
	September 28,	September 30,	September 28,	September 30,
	2008	2007	2008	2007
Revenue	$477.3	$422.3	$1,383.4	$1,230.6

Costs and expenses

Cost of sales	407.1	353.2	1,110.5	971.5
Selling, general and administrative expenses	39.9	54.8	149.9	168.5

Total costs and expenses	447.0	408.0	1,260.4	1,140.0

Operating income	30.3	14.3	123.0	90.6

Other income (expense)
Interest income	1.3	0.9	2.3	3.1
Other gain (loss)	1.6	—	48.7	(0.1)
Equity in loss of joint venture	—	(1.7)	(0.6)	(2.4)
Interest expense	(17.4)	(15.7)	(49.6)	(47.3)

Income before income taxes	15.8	(2.2)	123.8	43.9
Income tax expense	0.2	(0.1)	0.2	0.7

Net income	$15.6	$(2.1)	$123.6	$43.2

Vought Aircraft Industries, Inc.
Consolidated Statements of Cash Flows
(unaudited, in millions)

	Nine Months Ended
	September 28,	September 30,
	2008	2007
Operating activities
Net income	$123.6	$43.2
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	50.1	47.8
Stock compensation expense	2.2	1.8
Equity in losses of joint venture	0.6	2.4
(Gain) Loss from asset disposals	(50.1)	0.7
Changes in current assets and liabilities:
Trade and other receivables	(81.6)	(43.5)
Inventories	(32.2)	4.9
Other current assets	0.4	0.7
Accounts payable, trade	(36.8)	(2.8)
Accrued payroll and employee benefits	(0.4)	(7.5)
Accrued and other liabilities	(10.0)	54.9
Accrued contract liabilities	(33.0)	(37.6)
Other assets and liabilities—long-term	(79.8)	(81.4)

Net cash provided by (used in) operating activities	(147.0)	(16.4)
Investing activities
Capital expenditures	(41.7)	(39.9)
Proceeds from sale of assets	—	23.1
Proceeds from sale of joint venture	55.0	—
Investment in joint venture	—	(16.5)

Net cash provided by (used in) investing activities	13.3	(33.3)
Financing activities
Proceeds from short-term bank debt	153.0	—
Payments on short-term bank debt	(153.0)	—
Proceeds from Incremental Facility	184.6	—
Payments on long-term bank debt	(2.0)	(3.0)
Payments on capital leases	—	(0.8)
Proceeds from sale of common stock	0.1	—

Net cash provided by (used in) financing activities	182.7	(3.8)

Net increase (decrease) in cash and cash equivalents	49.0	(53.5)
Cash and cash equivalents at beginning of period	75.6	93.4

Cash and cash equivalents at end of period	$124.6	$39.9

Vought Aircraft Industries Inc.
Supplemental Financial Data
($ in millions)
(Unaudited)

	Three Months			Nine Months
	Ended			Ended
	September 28,	September 30,		September 28,	September 30,
	2008	2007	Change	2008	2007	Change
Revenue as Reported:
Commercial	$248.7	$205.1	$43.6	$701.3	$609.1	$92.2
Military	144.8	142.2	2.6	440.2	398.5	41.7
Business jets	83.8	75.0	8.8	241.9	223.0	18.9

Total	$477.3	$422.3	$55.0	$1,383.4	$1,230.6	$152.8

	Three Months		Nine Months
	Ended		Ended
	September 28,	September 30,	September 28,	September 30,
	2008	2007	2008	2007
% Mix for Revenue
Commercial	52%	48%	51%	50%
Military	30%	34%	32%	32%
Business jets	18%	18%	17%	18%

Total	100%	100%	100%	100%

	Nine Months
	Ended
	September 28,	September 30,
	2008	2007	Change
Revenue Backlog
Commercial	$2,319.7	$2,139.2	$180.5
Military	787.9	549.4	238.5
Business jets	756.0	685.1	70.9

Total revenue backlog	$3,863.6	$3,373.7	$489.9

Vought Aircraft Industries, Inc.
Reconciliation of Non-GAAP Measures
Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures that our management uses to assess our operating performance and, in the case of Adjusted EBITDA, to assess our compliance with the covenants in our senior secured credit agreement, our ongoing ability to meet our obligations and manage our levels of indebtedness.
Adjusted EBITDA is calculated in accordance with our senior secured credit agreement and includes adjustments that are material to our operations but that our management does not consider reflective of our ongoing core operations.
Pursuant to our senior secured credit agreement, Adjusted EBITDA is calculated by making adjustments to our net income (loss) to eliminate the effect of our (1) net income tax expense, (2) net interest expense, (3) any amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with indebtedness, (4) depreciation and amortization expense, (5) any extraordinary, unusual or non-recurring expenses or losses (including losses on sales of assets outside of the ordinary course of business, non-recurring expenses associated with the 787 program and certain expenses associated with our facilities consolidation efforts) net of any extraordinary, unusual or non-recurring income or gains, (6) any other non-cash charges, expenses or losses, restructuring and integration costs, (7) stock-option based compensation expenses and (8) all fees and expenses paid pursuant to our Management Agreement with Carlyle.
We believe that each of the adjustments made in order to calculate Adjusted EBITDA is meaningful to investors because it gives them the ability to assess our compliance with the covenants in our senior secured credit agreement, our ongoing ability to meet our obligations and manage our levels of indebtedness.
The use of Adjusted EBITDA as an analytical tool has limitations and you should not consider it in isolation, or as a substitute for analysis of our results of operations as reported in accordance with GAAP. Some of these limitations are:
•	it does not reflect our cash expenditures, or future requirements, for all contractual commitments;

•	it does not reflect our significant interest expense, or the cash requirements necessary to service our indebtedness;

•	it does not reflect cash requirements for the payment of income taxes when due;

•	it does not reflect working capital requirements;.

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	it does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations, but may nonetheless have a material impact on our results of operations.

Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or as an alternative to net income or cash flow from operations determined in accordance with GAAP. Management compensates for these limitations by not viewing Adjusted EBITDA in isolation, and specifically by using other GAAP measures, such as cash flow provided by (used in) operating activities and capital expenditures, to measure our liquidity. Our calculation of Adjusted EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies.
Free Cash Flow is calculated by subtracting our capital expenditures from our net cash provided by or used in operating activities. We believe that Free Cash Flow is useful to investors because it gives them an insight into how our operating cash flows are affected by the capital that is invested to continue and improve business operations, such as our investment in new programs. Because not all companies use identical calculations, the presentation of Free Cash Flow may not be comparable to other similarly titled measures of other companies. Additionally, Free Cash Flow has limitations as an analytical tool and such measure should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of the limitations of this non-GAAP financial measure are that it does not represent the residual cash flow available for discretionary expenditures as it does not incorporate certain cash payments including payments made on capital lease obligations or cash payments for business acquisitions.

Vought Aircraft Industries, Inc.
Reconciliation of Non-GAAP Measures
Adjusted EBITDA
(Unaudited)
($ in millions)

	For the Three Months Ended		For the Nine Months Ended
	September 28,	September 30,	September 28,	September 30,
	2008	2007	2008	2007
Net cash provided by (used in) operating activities	$(109.3)	$(18.1)	$(147.0)	$(16.4)
Interest expense, net	16.1	14.8	47.3	44.2
Income tax expense (benefit)	0.2	(0.1)	0.2	0.7
Stock compensation expense	(0.8)	(0.1)	(2.2)	(1.8)
Equity in losses of joint venture	—	(1.7)	(0.6)	(2.4)
Loss from asset sales and other losses	1.6	(0.1)	50.1	(0.7)
Debt amortization costs	(1.8)	(0.9)	(4.1)	(2.3)
787 tooling amortization	—	—	0.8	—
Changes in operating assets and liabilities	141.4	35.3	273.4	112.3

EBITDA	$47.4	$29.1	$217.9	$133.6

Non-recurring investment in Boeing 787	6.0	20.3	28.0	70.0
Unusual charges — Plant consolidation & other non- recurring program costs	1.7	—	5.7	0.1
Loss on disposal of property, plant and equipment	(1.5)	0.1	(50.1)	0.7
Other	1.3	0.4	3.7	3.1

Adjusted EBITDA	$54.9	$49.9	$205.2	$207.5

Vought Aircraft Industries, Inc.
Reconciliation of Non-GAAP Measures
Free Cash Flow
(Unaudited)
($ in millions)

	For the Three Months Ended		For the Nine Months Ended
	September 28,	September 30,	September 28,	September 30,
	2008	2007	2008	2007
Net cash provided by (used in) operating activities	$(109.3)	$(18.1)	$(147.0)	$(16.4)
Less: Capital expenditures	(8.9)	(8.9)	(41.7)	(39.9)

Free Cash Flow	$(118.2)	$(27.0)	$(188.7)	$(56.3)